EXHIBIT 10.21

FOURTH AMENDMENT TO THE

WESBANCO, INC. KSOP

Effective January 1, 2006, WesBanco, Inc., amended and restated the WesBanco, Inc. KSOP (“Plan”) for its Employees;

WHEREAS, the Plan was amended effective January 1, 2007, January 1, 2008 and May 1, 2008; and

WHEREAS, the Employer desires to further amend the Plan in order to address service credit granted to an acquired group of employees.

NOW, THEREFORE, said Plan is amended as follows:

1.	Effective March 28, 2009, the Table of Contents page is hereby deleted in its entirety and the following new Table of Contents page is substituted therefore.

2.	Effective March 28, 2009, new Article 19 (page 64) is hereby added at the end thereof.

IN WITNESS WHEREOF, this amendment to the WesBanco, Inc. KSOP is, by the authority of the Board of Directors of the Employer, executed on behalf of the Employer, the 15th day of April, 2009.

WesBanco, Inc.

/s/ Paul M. Limbert
Authorized Officer

ATTEST:

/s/ Larry G. Johnson
Secretary

Article 19

Service Credit for Former AmTrust Employees

Notwithstanding anything in this Plan to the contrary, an individual who was formerly employed by AmTrust Bank, AmTrust Investment Services, Inc. and AmTrust Insurance Agency, Inc. and who becomes an Employee of the Employer on March 28, 2009 (“Former AmTrust Employee”), as a result of the purchase of certain branches of AmTrust by the Employer, shall receive credit for his or her prior service with AmTrust such that his or her date of employment with AmTrust shall be treated as his or her Date of Employment with the Employer for eligibility and vesting purposes under this Plan. For purposes of Article 3, if such Former AmTrust Employee would have become a Participant in this Plan prior to March 28, 2009 based on his or her Date of Employment as modified in accordance with the preceding sentence, such Former AmTrust Employee shall become a Participant on March 28, 2009.

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